December 11, 2008

Investor Contact:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com

Media Contact:
Patty Kitowski
Marketing Communications Manager
608.824.2820
pkitowski@tomotherapy.com

FOR IMMEDIATE RELEASE

TomoTherapy Announces Retirement of Paul J. Reckwerdt as President and Board Member

MADISON, Wis. – Dec. 11, 2008 – TomoTherapy Incorporated (NASDAQ: TOMO) announced today that co-founder Paul J. Reckwerdt will retire as president and relinquish his board directorship effective Dec. 31, 2008. Mr. Reckwerdt plans to pursue entrepreneurial opportunities and will serve as a strategic advisor to Compact Particle Acceleration Corporation (CPAC), which is developing a compact proton therapy system in partnership with TomoTherapy.

In 1997, Mr. Reckwerdt co-founded TomoTherapy with Rock Mackie, Ph.D., to commercialize a highly precise form of radiation therapy that the two pioneered as researchers at University of Wisconsin. Today, after only five years since clinical introduction, there are more than 200 TomoTherapy® Hi •Art® systems treating cancer patients in hospitals and clinics around the world.

Dr. Mackie, chairman of the board for TomoTherapy, said, “Paul and I have worked together for almost two decades, and I have been honored to have him as a steadfast professional partner. I am confident that Paul’s deep experience and entrepreneurial spirit will assure success in his future endeavors.”

Mr. Reckwerdt added, “The experience of bringing TomoTherapy technology to market and providing an advanced treatment option for cancer patients has been rewarding beyond words. I look forward to the opportunities that lie ahead, including the support of CPAC in the development of a new tool for fighting cancer.”

Fred Robertson, M.D., has been appointed by the TomoTherapy Board of Directors to assume the role of president, in addition to his current role of chief executive officer. The Board of Directors has also elected to fix the number of directors at nine, as bylaws allow, effective Jan. 1, 2009.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi •Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi •Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

©2008 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi •Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.

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